Exhibit 99.1

INTERVAL LEISURE GROUP REPORTS THIRD QUARTER 2014 RESULTS

MIAMI, November 6, 2014 (BUSINESS WIRE) — Interval Leisure Group (Nasdaq: IILG) (“ILG”) today announced results for the three months ended September 30, 2014.

THIRD QUARTER 2014 HIGHLIGHTS

•                  ILG consolidated revenue increased year-over-year by 23.1%

•                  ILG consolidated adjusted EBITDA improved year-over-year by 8.6%

•                  Third quarter diluted earnings per share of $0.37, up 27.6% from $0.29 in the prior year

•                  Interval International added 17 resort affiliations during the quarter

•                  Management fee and rental revenue more than doubled

•                  ILG free cash flow of $77.2 million year-to-date

“The third quarter financial results for Interval Leisure Group reflect the positive contributions from our strategic acquisitions,” said Craig M. Nash, chairman, president and Chief Executive Officer of Interval Leisure Group. “On October 1, 2014, ILG completed the acquisition of the Hyatt Residential Group. Today, ILG is a stronger, more dynamic company with a foundation of fee-for-service businesses that span many facets of the non-traditional lodging market. We are excited and optimistic about the opportunities that lie ahead.”

Financial Summary & Operating Metrics (USD in millions except per share amounts)

	Three Months Ended September 30,		Quarter Over Quarter
METRICS	2014	2013	Change
Revenue	146.7	119.2	23.1%
Membership and Exchange revenue	86.6	86.6	0.0%
Management and Rental revenue	60.1	32.5	84.6%
Gross profit	87.7	77.2	13.6%
Net income attributable to common stockholders	21.3	17.1	24.5%
Adjusted net income*	21.5	18.0	19.3%
Diluted EPS	$0.37	$0.29	27.6%
Adjusted diluted EPS*	$0.37	$0.31	19.4%
Adjusted EBITDA*	44.4	40.9	8.6%

BALANCE SHEET DATA	September 30, 2014	December 31, 2013
Cash and cash equivalents	83.9	48.5
Debt	258.0	253.0

	Nine Months Ended September 30,		Year Over Year
CASH FLOW DATA	2014	2013	Change
Net cash provided by operating activities	91.5	89.3	2.4%
Free cash flow*	77.2	80.0	(3.5)%

* “Adjusted EBITDA”, “adjusted net income,” “adjusted diluted EPS,”  and “free cash flow” are non-GAAP measures as defined by the Securities and Exchange Commission (the “SEC”). Please see “Presentation of Financial Information,” “Glossary of Terms” and “Reconciliations of Non-GAAP Measures” below for an explanation of non-GAAP measures used throughout this release.

DISCUSSION OF RESULTS

Third Quarter 2014 Consolidated Operating Results

Consolidated revenue for the third quarter ended September 30, 2014 was $146.7 million, an increase of 23.1% from $119.2 million for the third quarter of 2013.

Net income attributable to common stockholders for the three months ended September 30, 2014 was $21.3 million, an increase of 24.5% from $17.1 million for the prior year period. The year-over-year increase was primarily attributable to incremental earnings contribution from recently acquired businesses in the Management and Rental segment and a lower effective tax rate, partially offset by lower pre-tax income from the Membership and Exchange segment.

For the three months ended September 30, 2014, ILG recorded an income tax provision of $11.8 million which represents an effective tax rate of 34.9%. This compares to an effective tax rate of 43.1% for the same period of 2013. The decline in the effective tax rate was due to a shift in income to jurisdictions that have lower tax rates, mainly related to VRI Europe’s operations, as well as favorable tax adjustments recorded in the 2014 quarter compared to unfavorable adjustments in the prior year period related to changes in tax laws.

Diluted earnings per share were $0.37 in the third quarter of 2014 compared to diluted earnings per share of $0.29 for the same period of 2013.

Adjusted EBITDA (defined below) was $44.4 million for the quarter ended September 30, 2014, compared to adjusted EBITDA of $40.9 million for the same period of 2013.

Business Segment Results

Membership and Exchange

Membership and Exchange segment revenue for the three months ended September 30, 2014 was $86.6 million, comparable to the same period in 2013.

For the third quarter of 2014, transaction and membership fee revenue (defined below) were $46.9 million and $32.0 million, respectively, an increase of 1.8% and a decrease of 0.8% from the same period in 2013.

Total active members at September 30, 2014 were 1.81 million, comparable to the number of total active members at September 30, 2013.  Average revenue per member for the third quarter of 2014 was $44.57, an increase of 1.2% from the third quarter of 2013.  During the quarter, Interval International affiliated 17 vacation ownership resorts located in 10 countries.

Membership and Exchange segment adjusted EBITDA was $33.0 million in the third quarter, a decrease of 6.4% from the segment’s adjusted EBITDA of $35.3 million in 2013. The decline in this segment’s adjusted EBITDA was primarily related to reduced profitability resulting from securing multi-year renewals of four corporate developer clients during the first quarter of 2014.

Management and Rental

Management and Rental segment revenue for the three months ended September 30, 2014 was $60.1 million, which includes $35.1 million of management fee and rental revenue (defined below). Year-over-year, management fee and rental revenue grew by 116.5%, driven by the incremental contribution from Aqua and VRI Europe.

Aston RevPAR for the quarter ended September 30, 2014, which excludes Aqua for purposes of year-over-year comparison, of $146.04 was slightly higher when compared to RevPAR of $145.53 for the same period in 2013. From a Hawaii standpoint, Aston saw year-over-year improvement in average daily rate, partly offset by lower occupancy for the three months ended September 30, 2014 when compared to 2013.

In the third quarter of 2014, Management and Rental segment adjusted EBITDA was $11.4 million, an increase of 103.6% from $5.6 million in the prior year period.

CAPITAL RESOURCES AND LIQUIDITY

As of September 30, 2014, ILG had $83.9 million of cash and cash equivalents, including $57.2 million of U.S. dollar equivalent or denominated cash deposits held by foreign subsidiaries which are subject to changes in foreign exchange rates. Of this amount, $40.2 million is held in foreign jurisdictions, principally the U.K.

Debt outstanding as of September 30, 2014 was $258 million. As of that date, ILG had $342 million available on its revolving credit facility, which may be increased by an additional $100 million, subject to specified conditions. On October 1, 2014, ILG drew approximately $220 million on its revolving credit facility in connection with closing the Hyatt Residential Group acquisition.

For the first nine months of 2014, ILG’s capital expenditures totaled $14.3 million, or 3.2% of revenue, net cash provided by operating activities was $91.5 million and free cash flow (defined below) was $77.2 million which compares to $80 million for the same period of 2013.  The change in free cash flow is primarily due to variances in net cash provided by operating activities and capital expenditures principally related to IT initiatives.

Dividend

The Board of Directors of Interval Leisure Group declared a quarterly dividend payment of $0.11 per share to shareholders of record on September 3, 2014. On September 17, 2014, a cash dividend of $6.3 million was paid.  Additionally, the Board of Directors has declared a fourth quarter dividend of $0.11 per share which is scheduled to be paid on December 17, 2014 to shareholders of record on December 3, 2014.

PRESENTATION OF FINANCIAL INFORMATION

ILG management believes that the presentation of non-generally accepted accounting principles (non-GAAP) financial measures, including, among others, EBITDA, adjusted EBITDA, adjusted net income, adjusted basic and diluted EPS and free cash flow, serves to enhance the understanding of ILG’s performance. These non-GAAP financial measures should be considered in addition to and not as substitutes for, or superior to, measures of financial performance prepared in accordance with generally accepted accounting principles (GAAP). In addition, adjusted EBITDA (with certain distinct add-backs) is used to calculate compliance with certain financial covenants in ILG’s credit agreement. Management believes that these non-GAAP measures improve the transparency of our disclosures, provide meaningful presentations of our results from our business operations excluding the impact of certain items not related to our core business operations and improve the period to period comparability of results from business operations. These measures may also be useful in comparing our results to those of other companies; however, our calculations may differ from the calculations of these measures used by other companies. These non-GAAP measures have certain limitations in that they do not take into account the impact of certain expenses in our statements of income; such as non-cash compensation and acquisition related and restructuring costs as it relates to adjusted EBITDA. More information about the non-GAAP financial measures, including reconciliations of GAAP results to the non-GAAP measures, is available in the financial tables that accompany this press release.

“Hyatt Vacation Ownership” refers to the group of businesses using that trademark pursuant to a master license agreement with a subsidiary of Hyatt Hotels Corporation.

CONFERENCE CALL

ILG will host a conference call today at 4:30 p.m. Eastern Time to discuss its results for the third quarter 2014, with access via the Internet and telephone. Investors and analysts may participate in the live conference call by dialing (800) 638-4817 (toll-free domestic) or (617) 614-3943 (international); participant pass code: 50742128. Please register at least 10 minutes before the conference call begins. A live webcast of the conference call will be available on the Investor Relations section of ILG’s website at www.iilg.com. A replay of the call will be available for fourteen days via telephone starting approximately two hours after the call ends. The replay can be accessed at (888) 286-8010 (toll-free domestic) or (617) 801-6888 (international); pass code: 61248016. The webcast will be archived on Interval Leisure Group’s website for 90 days after the call.  A transcript of the call will also be available on the website.

ABOUT INTERVAL LEISURE GROUP

Interval Leisure Group (ILG) is a leading global provider of non-traditional lodging, encompassing a portfolio of travel, leisure, membership, exchange, resort management, and rental businesses. Interval International and Trading Places International (TPI) offer exchange and travel-related products to more than 2 million member families worldwide. Under license from Hyatt, Hyatt Vacation Ownership markets and manages shared ownership properties and operates Hyatt Residence Club. Vacation Resorts International, VRI Europe, and TPI offer timeshare resort, homeowners’ association, and club management services, while Aston Hotels & Resorts and Aqua Hospitality provide hotel and condominium rentals and resort management. Headquartered in Miami, Florida, ILG has offices in 16 countries and over 6,000 employees. For more information, visit www.iilg.com.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, relating to: our future financial performance, our business prospects and strategy, anticipated financial position, liquidity and capital needs and other similar matters. These forward-looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict.

Actual results could differ materially from those contained in the forward-looking statements included herein for a variety of reasons, including, among others: adverse trends in economic conditions generally or in the vacation ownership, vacation rental and travel industries; adverse changes to, or interruptions in, relationships with third parties; lack of available financing for, or insolvency of developers; consolidation of developers; decreased demand from prospective purchasers of vacation interests; travel related health concerns; changes in our senior management; regulatory changes; our ability to compete effectively and successfully add new products and services; our ability to successfully manage and integrate acquisitions; the occurrence of a change of control event under our master license agreement, our failure to comply with designated Hyatt brand standards with respect to the operation of the Hyatt Vacation Ownership business; our ability to market vacation ownership interests successfully and efficiently; impairment of assets; the restrictive covenants in our revolving credit facility; adverse events or trends in key vacation destinations; business interruptions in connection with the rearchitecture of our technology systems; ability of managed homeowners associations to collect sufficient maintenance fees; third parties not repaying advances or extensions of credit; and our ability to expand successfully in international markets and manage risks specific to international operations. Certain of these and other risks and uncertainties are discussed in our filings with the SEC. Other unknown or unpredictable factors that could also adversely affect our business, financial condition and results of operations may arise from time to time. In light of these risks and uncertainties, the forward-looking statements discussed in this release may not prove to be accurate. Accordingly, you should not place undue reliance on these forward-looking statements, which only reflect the views of our management as of the date of this press release. Except as required by applicable law, ILG does not undertake to update these forward-looking statements.

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013

Revenue	$146,683	$119,156	$447,252	$379,020
Cost of sales	58,995	41,991	182,606	131,788
Gross profit	87,688	77,165	264,646	247,232
Selling and marketing expense	14,799	12,951	43,177	40,958
General and administrative expense	31,340	27,387	94,028	81,917
Amortization expense of intangibles	2,879	1,950	8,740	5,858
Depreciation expense	3,765	3,499	11,434	10,859
Operating income	34,905	31,378	107,267	107,640
Other income (expense):
Interest income	55	60	154	282
Interest expense	(1,529)	(1,295)	(4,481)	(4,559)
Other income (expense), net	511	(65)	95	893
Total other expense, net	(963)	(1,300)	(4,232)	(3,384)
Earnings before income taxes and noncontrolling interest	33,942	30,078	103,035	104,256
Income tax provision	(11,838)	(12,973)	(36,843)	(41,571)
Net income	22,104	17,105	66,192	62,685
Net income attributable to noncontrolling interest	(809)	(4)	(2,822)	(10)
Net income attributable to common stockholders	$21,295	$17,101	$63,370	$62,675

Earnings per share attributable to common stockholders:
Basic	$0.37	$0.30	$1.10	$1.10
Diluted	$0.37	$0.29	$1.09	$1.09
Weighted average number of shares of common stock outstanding:
Basic	57,098	57,353	57,424	57,199
Diluted	57,683	57,986	57,976	57,738
Dividends declared per share of common stock	$0.11	$0.11	$0.33	$0.22

Adjusted net income(1)	$21,493	$18,014	$65,112	$61,512
Adjusted earnings per share(1):
Basic	$0.38	$0.31	$1.13	$1.08
Diluted	$0.37	$0.31	$1.12	$1.07

(1) “Adjusted net income” and “Adjusted earnings per share” are non-GAAP measures as defined by the SEC. Please see “Reconciliations of Non-GAAP Measures” for a reconciliation to the comparable GAAP measure.

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30, 2014	December 31, 2013

ASSETS
Cash and cash equivalents	$83,947	$48,462
Deferred membership costs	8,990	9,828
Prepaid income taxes	8,323	11,211
Other current assets	88,856	89,061
Total current assets	190,116	158,562
Goodwill and intangible assets, net	756,081	766,703
Deferred membership costs	11,293	10,741
Other non-current assets	91,369	88,613
TOTAL ASSETS	$1,048,859	$1,024,619

LIABILITIES AND EQUITY
LIABILITIES:
Accounts payable, trade	$11,482	$13,793
Deferred revenue	97,915	92,503
Other current liabilities	77,068	83,262
Total current liabilities	186,465	189,558
Long-term debt	258,000	253,000
Deferred revenue	97,370	100,494
Other long-term liabilities	94,164	104,608
TOTAL LIABILITIES	635,999	647,660
Redeemable noncontrolling interest	452	426
Total ILG stockholders’ equity	378,032	343,825
Noncontrolling interest	34,376	32,708
TOTAL EQUITY	412,408	376,533
TOTAL LIABILITIES AND EQUITY	$1,048,859	$1,024,619

INTERVAL LEISURE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Nine Months Ended September 30,
	2014	2013

Cash flows from operating activities:
Net income	$66,192	$62,685
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization expense of intangibles	8,740	5,858
Amortization of debt issuance costs	617	587
Depreciation expense	11,434	10,859
Non-cash compensation expense	8,297	7,753
Non-cash interest expense	11	277
Deferred income taxes	140	656
Excess tax benefits from stock-based awards	(1,912)	(2,602)
Loss (gain) on disposal of property and equipment	17	163
Change in fair value of contingent consideration	(1,606)	485
Changes in operating assets and liabilities:	(474)	2,581
Net cash provided by operating activities	91,456	89,302
Cash flows from investing activities:
Capital expenditures	(14,266)	(9,338)
Acquisition of assets	—	(1,952)
Proceeds from disposal of property and equipment	—	7
Investment in financing receivables	(750)	—
Payments received on financing receivables	—	9,876
Net cash used in investing activities	(15,016)	(1,407)
Cash flows from financing activities:
Borrowings (payments) on revolving credit facility, net	5,000	(70,000)
Payments of debt issuance costs	(1,711)	—
Payments of contingent consideration	(7,272)	—
Repurchases of treasury stock	(14,120)	—
Dividend payments	(18,961)	(12,617)
Withholding taxes on vesting of restricted stock units	(3,948)	(4,478)
Proceeds from the exercise of stock options	311	399
Excess tax benefits from stock-based awards	1,912	2,602
Net cash used in financing activities	(38,789)	(84,094)
Effect of exchange rate changes on cash and cash equivalents	(2,166)	(1,400)
Net increase in cash and cash equivalents	35,485	2,401
Cash and cash equivalents at beginning of period	48,462	101,162
Cash and cash equivalents at end of period	$83,947	$103,563

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest, net of amounts capitalized	$3,768	$4,068
Income taxes, net of refunds	$33,215	$35,091

OPERATING STATISTICS

	Three Months Ended September 30,			Nine Months Ended September 30,
	2014	% Change	2013	2014	% Change	2013
Membership and Exchange
Total active members at end of period (000’s)	1,812	(0.2)%	1,815	1,812	(0.2)%	1,815
Average revenue per member(1)	$44.57	1.2%	$44.06	$138.28	(4.9)%	$145.48

Management and Rental
Available room nights (000’s)	740	94.2%	381	2,218	102.6%	1,095
RevPAR	$130.82	(10.1)%	$145.53	$127.51	(13.1)%	$146.74
RevPAR (excluding Aqua)	$146.04	0.4%	$145.53	$146.20	(0.4)%	$146.74

(1) Excluding the $4.1 million of membership revenue included in the prior year related to the prior period item, average revenue per member for the nine month period ending September 30, 2013 would have been $143.26.

ADDITIONAL DATA

	Three Months Ended September 30,			Nine Months Ended September 30,
	2014	% Change	2013	2014	% Change	2013
	(Dollars in thousands)
Membership and Exchange
Transaction revenue	$46,868	1.8%	$46,039	$150,294	(4.5)%	$157,361
Membership fee revenue(1)	32,017	(0.8)%	32,289	95,437	(6.9)%	102,471
Ancillary member revenue	1,896	8.3%	1,751	5,228	(4.7)%	5,487
Total member revenue	80,781	0.9%	80,079	250,959	(5.4)%	265,319
Other revenue	5,825	(10.9)%	6,536	17,932	(5.2)%	18,908
Total revenue	$86,606	(0.0)%	$86,615	$268,891	(5.4)%	$284,227

Management and Rental
Management fee and rental revenue	$35,095	116.5%	$16,209	$104,050	117.6%	$47,825
Pass-through revenue	24,982	53.0%	16,332	74,311	58.2%	46,968
Total revenue	$60,077	84.6%	$32,541	$178,361	88.2%	$94,793
Management and Rental gross margin	34.2%	1.4%	33.8%	33.8%	1.0%	33.4%
Management and Rental gross margin without Pass-through Revenue	58.6%	(13.6)%	67.8%	57.9%	(12.6)%	66.2%

(1) Excluding the $4.1 million of membership revenue included in the prior year related to the prior period item, membership fee revenue for the nine month period ending September 30, 2013 as presented in this table would have been $98,418.

RECONCILIATIONS OF NON-GAAP MEASURES

	Nine Months Ended September 30,
	2014	% Change	2013
	(Dollars in thousands)

Net cash provided by operating activities	$91,456	2.4%	$89,302
Less: Capital expenditures	(14,266)	52.8%	(9,338)
Free cash flow	$77,190	(3.5)%	$79,964

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(Dollars in thousands, except per share data)

Net income attributable to common stockholders	$21,295	$17,101	$63,370	$62,675
Prior period item(1)	—	—	—	(3,496)
Acquisition related and restructuring costs	843	1,437	3,249	2,792
Other non-operating foreign currency remeasurements	(518)	75	(382)	(1,223)
Income tax impact on adjusting items(2)	(127)	(599)	(1,125)	764
Adjusted net income	$21,493	$18,014	$65,112	$61,512
Adjusted earnings per share:
Basic	$0.38	$0.31	$1.13	$1.08
Diluted	$0.37	$0.31	$1.12	$1.07

(1) During the prior year, we identified an immaterial net understatement of membership revenue, related membership expenses, and income for the period commencing January 1, 2011 through March 31, 2013. In accordance with ASC 250, “Accounting Changes and Error Corrections,” we assessed the materiality of the misstatement, both quantitatively and qualitatively, and concluded it is not material to any of our previously issued or current year financial statements.

(2) Tax rate utilized is the applicable effective tax rate respective to the period to the extent amounts are deductible.

	Three Months Ended September 30,
	2014			2013
	Membership and Exchange	Management and Rental	Consolidated	Membership and Exchange	Management and Rental	Consolidated
	(Dollars in thousands)

Adjusted EBITDA	$33,015	$11,385	$44,400	$35,276	$5,593	$40,869
Non-cash compensation expense	(2,492)	(325)	(2,817)	(2,354)	(255)	(2,609)
Other non-operating income (expense), net	535	(24)	511	(70)	5	(65)
Acquisition related and restructuring costs	(380)	(463)	(843)	(187)	(1,250)	(1,437)
EBITDA	30,678	10,573	41,251	32,665	4,093	36,758
Amortization expense of intangibles	(322)	(2,557)	(2,879)	(337)	(1,613)	(1,950)
Depreciation expense	(3,315)	(450)	(3,765)	(3,186)	(313)	(3,499)
Less: Net income attributable to noncontrolling interest	—	809	809	—	4	4
Less: Other non-operating income (expense), net	(535)	24	(511)	70	(5)	65
Operating income	$26,506	$8,399	34,905	$29,212	$2,166	31,378
Interest income			55			60
Interest expense			(1,529)			(1,295)
Other non-operating income (expense), net			511			(65)
Income tax provision			(11,838)			(12,973)
Net income			22,104			17,105
Net income attributable to noncontrolling interest			(809)			(4)
Net income attributable to common stockholders			$21,295			$17,101

	Nine Months Ended September 30,
	2014			2013
	Membership and Exchange	Management and Rental	Consolidated	Membership and Exchange	Management and Rental	Consolidated
	(Dollars in thousands)

Adjusted EBITDA	$104,425	$31,740	$136,165	$117,186	$14,210	$131,396
Non-cash compensation expense	(7,337)	(960)	(8,297)	(6,962)	(791)	(7,753)
Other non-operating income (expense), net	233	(138)	95	1,061	(168)	893
Acquisition related and restructuring costs	(1,561)	(1,688)	(3,249)	(356)	(2,436)	(2,792)
Prior period item	—	—	—	3,496	—	3,496
EBITDA	95,760	28,954	124,714	114,425	10,815	125,240
Amortization expense of intangibles	(990)	(7,750)	(8,740)	(1,011)	(4,847)	(5,858)
Depreciation expense	(10,061)	(1,373)	(11,434)	(9,872)	(987)	(10,859)
Less: Net income attributable to noncontrolling interest	—	2,822	2,822	—	10	10
Less: Other non-operating income (expense), net	(233)	138	(95)	(1,061)	168	(893)
Operating income	$84,476	$22,791	107,267	$102,481	$5,159	107,640
Interest income			154			282
Interest expense			(4,481)			(4,559)
Other non-operating income, net			95			893
Income tax provision			(36,843)			(41,571)
Net income			66,192			62,685
Net income attributable to noncontrolling interest			(2,822)			(10)
Net income attributable to common stockholders			$63,370			$62,675

GLOSSARY OF TERMS

Acquisition related and restructuring costs - Represents transaction fees, costs incurred in connection with performing due diligence, subsequent adjustments to its initial estimate of contingent consideration obligations associated with business acquisitions, and other direct costs related to acquisition activities. Additionally, this item includes certain restructuring charges primarily related to workforce reductions and estimated costs of exiting contractual commitments.

Adjusted earnings per share (EPS) is defined as adjusted net income divided by the weighted average number of shares of common stock outstanding during the period for basic EPS and, additionally, inclusive of dilutive securities for diluted EPS.

Adjusted EBITDA - EBITDA, excluding, if applicable: (1) non-cash compensation expense, (2) goodwill and asset impairments, (3) acquisition related and restructuring costs, (4) other non-operating income and expense, (5) the impact of correcting prior period items, and (6) other special items. The Company’s presentation of adjusted EBITDA may not be comparable to similarly-titled measures used by other companies.

Adjusted net income is defined as net income attributable to common stockholders, excluding the impact of (1) acquisition related and restructuring costs, (2) other non-operating foreign currency remeasurements, (3) correcting an immaterial prior period net understatement in the prior period financials, and (4) other special items.

Ancillary Member Revenue - Other Interval Network member related revenue including insurance and travel related services.

Available Room Nights - Number of nights available for rental by Aston and Aqua at managed vacation properties, which excludes all rooms under renovation. Aqua occupied room nights are included only from the acquisition date.

Average Revenue per Member - Membership fee revenue, transaction revenue and ancillary member revenue for the Interval Network for the applicable period, divided by the monthly weighted average number of Interval Network active members during the applicable period.

EBITDA - Net income attributable to common stockholders excluding, if applicable: (1) non-operating interest income and interest expense, (2) income taxes, (3) depreciation expense, and (4) amortization expense of intangibles.

Free Cash Flow - Cash provided by operating activities less capital expenditures.

Gross Lodging Revenue - Total room revenue collected from all Aston and Aqua-managed occupied rooms. Aqua occupied room nights are included only from the acquisition date.

Management Fee and Rental Revenue — Represents revenue earned by its Management and Rental segment exclusive of pass-through revenue.

Membership Fee Revenue — Represents fees paid for membership in the Interval Network.

Pass-through Revenue - Represents the compensation and other employee-related costs directly associated with management of the properties and homeowner associations that are included in both revenue and cost of sales and that are passed on to the property owners and homeowner associations without mark-up. Management believes presenting gross margin without these expenses provides management and investors a relevant period-over-period comparison.

RevPAR - Gross Lodging Revenue divided by Available Room Nights during the period for Aston and Aqua.

Total Active Members - Active members of the Interval Network as of the end of the period. Active members are members in good standing that have paid membership fees and any other applicable charges in full as of the end of the period or are within the allowed grace period.

Transaction Revenue — Interval Network transactional and service fees paid primarily for exchanges, Getaways, and reservation servicing.

SOURCE: Interval Leisure Group

Interval Leisure Group

Investor Contact:

Jennifer Klein, Investor Relations,

305-925-7302

Jennifer.Klein@iilg.com

Or

Media Contact:

Christine Boesch, Corporate Communications,

305-925-7267

Chris.Boesch@intervalintl.com